Exhibit 99.1

May 13, 2005

Media Contact: Faye I. Andersen
775-834-4822

For Immediate Release

Sierra Pacific Power Company
Makes Annual Natural Gas Filing

Sierra Pacific Power Company today made its annual mandatory natural gas filing with the Public Utilities Commission of Nevada (PUCN) which, if approved, would result in an overall 3.2 percent increase in rates for Reno-Sparks residents commencing in July. Based on usage of 59 therms of natural gas per month, the typical residential customer’s bill would increase from $61.86 to $63.77, on July 1.

The filing calls for Sierra Pacific to recover an under collection of $6 million the company spent from April 2004 to March 2005 to provide natural gas to customers. This does not include any profit or operating costs of the company, but only reflects the price the company paid for natural gas to serve its customers. Nevada regulators require utilities to purchase gas on behalf of their customers, keep track of the expenses, and then seek reimbursement or credit money back to customers over time, based on actual costs.

In today’s filing, the company asked to delay its projection of future natural gas prices until later this summer, in order to provide a more accurate forecast of what gas pricing will be for the winter 2005-06. Natural gas prices have reached unprecedented high levels in recent months but have been very volatile. Because of this volatility, today’s request does not include increases that will likely be necessary.

Mary Simmons, vice president of External Affairs for Sierra Pacific said, “The natural gas markets have fluctuated greatly in recent months, with projections of high prices next winter. Recently, prices have come down somewhat, but are still fluctuating so that is why we believe it makes sense to wait until a later date to file projections in the hope that natural gas market will stabilize and become more predictable.”

With natural gas prices forecasted to remain high, Sierra Pacific is urging its customers to take steps now to prepare for next winter’s heating season.

“Our customers’ use of natural gas is low during the summer months, but it’s not too early to begin preparing for next winter’s heating season,” Simmons said. “There are a number of things we can all do to improve the energy efficiency of our homes and business that will reduce bills and save money.”

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Sierra Pacific Make Annual Natural Gas filing – Add 1

A description of energy efficiency tips, programs, even a home energy audit are available on Sierra Pacific’s website at http://www.sierrapacific.com/conservation/residential/tips/. The company also has brochures that urge customers to “Take Control of Your Energy Use”, available at the company’s office, or by calling 834-4444.

The company is required to make its annual natural gas filing each May. The request will undergo hearings and a thorough review by the PUCN.

Sierra Pacific Power Company serves approximately 135,000 natural gas customers in the Reno-Sparks metropolitan area. Sierra Pacific Power Company is a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP).

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Attached is a list of money-saving energy conservation tips.

Take Control of your Energy Use
Money Saving Conservation Tips for Electric and Natural Gas Customers
http://www.sierrapacific.com/conservation/residential/tips/

No–Cost Tips
Save 10 to 25 percent on your energy bill
•	Turn off lights and appliances when not in use.
•	In the winter, turn your thermostat down when sleeping or not at home.
•	In the summer, turn your thermostat up when sleeping or not at home.
•	Set your water heater thermostat to 120°.
•	Vacuum the coils underneath and on back of your refrigerator.
•	Close foundation vents in the winter months.

Low–Cost Tips
Save an additional 10 to 25 percent
•	Change incandescent bulbs to compact fluorescent bulbs. You can typically save one dollar per month on each bulb changed (For bulbs on four to six hours per day.)
•	Caulk windows and weather–strip doors.
•	Install a water heater blanket. Install water pipe insulation.
•	Plant trees and shrubs on south and west sides of residence.
•	Fix leaky faucets. Install low–flow showerheads.
•	Use ceiling or room fans to keep the air moving.
•	Replace furnace and air conditioner filters monthly.

Added–Cost Tips
Save up to an additional 25 percent
•	Fully insulate your attic, walls, pipes and air ducts.
•	Upgrade your windows to vinyl frame, double–pane units.
•	Replace your old appliances with new energy–efficient models.

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